                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )
Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                               Wegener Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as specified in its charter)

  Henry Partners, L.P., Matthew Partners, L.P., Henry Investment Trust, L.P.,
                              Canine Partners, LLC
                       David W. Wright and Jeffrey J. Haas
--------------------------------------------------------------------------------
     (Name of person(s) filing proxy statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:
         ----------------------------------
     2)  Aggregate number of securities to which transaction applies:
         ----------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         ----------------------------------
     4)  Proposed maximum aggregate value of transaction:
         ----------------------------------
     5)  Total fee paid:
         ----------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
         ----------------------------------
     2)  Form, Schedule or Registration Statement No.:
         ----------------------------------
     3)  Filing Party:
         ----------------------------------
     4)  Date Filed:
         ----------------------------------

                                                                PRELIMINARY COPY

                              HENRY PARTNERS, L.P.

                                December __, 2005

Dear Fellow Stockholder:

     Henry Partners, L.P. ("Henry") and certain participants in this solicitation are the beneficial owners of an aggregate of 1,000,000 shares of common stock of Wegener Corporation (the "Company"), representing approximately 7.9% of the outstanding common stock of the Company. Henry does not believe that the current Board of Directors is acting in your best interests, and is therefore seeking your support for the election of its two nominees to the Board of Directors of the Company and approval of Henry's stockholder proposal to request that the Wegener Board of Directors repeal Wegener's stockholders' rights plan at the annual meeting of stockholders scheduled to be held at its home office at 11350 Technology Circle, Duluth, Georgia 30097 on Tuesday, January 31, 2006, at 7 P.M. (local time).

     Henry urges you to carefully consider the information contained in the attached proxy statement and then support its efforts to maximize value for all stockholders by signing, dating and returning the enclosed GREEN proxy card today. The attached proxy statement and the enclosed GREEN proxy card are first being furnished to the stockholders on or about December __, 2005.

     If you have already voted for the incumbent management slate you have every right to change your vote by signing and returning a later dated proxy.

     If you have any questions or require any assistance with your vote please contact MacKenzie Partners, Inc., which is assisting us, at their toll-free number: 1-800-322-2885, or call collect: 1-212-929-5500.

                                        Thank you for your support,


                                        David W. Wright
                                        Henry Partners, L.P.

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                               WEGENER CORPORATION

                                 PROXY STATEMENT
                                       OF
                              HENRY PARTNERS, L.P.

                                   ----------

         PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN PROXY CARD TODAY

     Henry Partners, L.P. ("Henry") together with Matthew Partners, L.P. ("Matthew") own 1,000,000 shares of common stock of Wegener Corporation, a Delaware corporation ("Wegener" or the "Company"). Henry is writing to you in connection with proposals to be considered at the annual meeting of stockholders scheduled to be held at 7 P.M., local time, on Tuesday, January 31, 2006, at 11350 Technology Circle, Duluth, Georgia 30097, including any adjournments or postponements thereof and any meeting which may be called in lieu thereof (the "Annual Meeting"):

     1. The election of two nominees, David W. Wright and Professor Jeffrey J. Haas (the "Henry Nominees"), to the Board of Directors of Wegener (the "Wegener Board") as Class II directors.

     2. The ratification of the appointment of BDO Seidman, LLP as Wegener's registered independent public accounting firm.

     3. The approval of Henry's stockholder proposal to request that the Wegener Board repeal Wegener's stockholders' rights plan or "poison pill."

     4. Any other matters that properly come before the Annual Meeting.

     Henry has nominated two persons for election as Class II directors in opposition to two of Wegener's incumbent Class II directors, whose terms expire at the Annual Meeting. As further described herein, Henry is seriously concerned with what it believes are Wegener's poor financial and stock price performance and the deterioration of investor confidence in the Company. Furthermore, Henry believes that a more thorough investigation of strategic alternatives, improved corporate governance policies and maximization of stockholder value will be best achieved through the election of the Henry Nominees. There can be no guaranty that the election of the Henry Nominees will maximize or otherwise enhance stockholder value or improve corporate governance.

     This proxy statement and the enclosed GREEN proxy card are being furnished to stockholders of Wegener by Henry in connection with the solicitation of proxies from

Wegener's stockholders to be used at the Annual Meeting to elect the Henry Nominees to the Wegener Board and to approve the Henry stockholder proposal. Henry, Matthew, Henry Investment Trust, L.P. ("Henry Investment Trust"), Canine Partners, L.L.C. ("Canine Partners"), David W. Wright and Professor Jeffrey J. Haas are members of a group (the "Group") formed to oppose the election of the candidates nominated by the Wegener Board at the Annual Meeting and are deemed participants in this proxy solicitation. See "Participant Information."

     This proxy statement and the GREEN proxy card are first being furnished to Wegener's stockholders on or about December __, 2005.

     Wegener has set the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting as of December 16, 2005 (the "Record Date"). The principal executive offices of Wegener are located at 11350 Technology Circle, Duluth, Georgia. Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. According to Wegener, as of the Record Date, there were _____________ shares of common stock, $.01 par value per share (the "Shares"), outstanding and entitled to vote at the Annual Meeting. Henry, along with all of the participants in this solicitation, are the beneficial owners of an aggregate of 1,000,000 Shares, which represents approximately 7.9% of the Shares outstanding, based on information publicly disclosed by Wegener. The participants in this solicitation intend to vote such Shares for the election of the Henry Nominees and for the approval of Henry's stockholder proposal.

THIS SOLICITATION IS BEING MADE BY HENRY AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF WEGENER. HENRY IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN THE APPROVAL OF THE STOCKHOLDER PROPOSAL SUBMITTED BY HENRY TO REQUEST THAT THE WEGENER BOARD REPEAL WEGENER'S STOCKHOLDERS' RIGHTS PLAN, OR "POISON PILL," AND THE RATIFICATION OF THE APPOINTMENT OF WEGENER'S REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM. SHOULD OTHER MATTERS, OF WHICH HENRY IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GREEN PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

HENRY URGES YOU TO SIGN, DATE AND RETURN THE GREEN PROXY CARD IN FAVOR OF THE ELECTION OF THE HENRY NOMINEES DESCRIBED IN THIS PROXY STATEMENT.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY WEGENER MANAGEMENT TO THE WEGENER BOARD, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE ELECTION OF THE HENRY NOMINEES AND FOR APPROVAL OF HENRY'S STOCKHOLDER PROPOSAL BY SIGNING, DATING AND RETURNING THE ENCLOSED GREEN PROXY CARD. ONLY THE LATEST DATED PROXY WILL COUNT. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO HENRY, C/O MACKENZIE PARTNERS, INC., 105 MADISON AVENUE, NEW YORK, NY 10016, WHICH IS ASSISTING IN THIS SOLICITATION, OR TO THE SECRETARY OF WEGENER, OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

                                    IMPORTANT

     YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, HENRY URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD TODAY TO VOTE FOR THE ELECTION OF THE HENRY NOMINEES AND FOR THE APPROVAL OF HENRY'S STOCKHOLDER PROPOSAL.

     The Henry Nominees are committed, subject to their fiduciary duties to Wegener and Wegener's stockholders, to giving all stockholders of Wegener the opportunity to achieve the maximum value for their Shares. A vote FOR the Henry Nominees will enable you - as the owners of Wegener - to send a message to the Wegener Board that it is time for a change and that you are seeking to maximize the value of your Shares.

     - If your Shares are registered in your own name, please sign and date the enclosed GREEN proxy card and return it to Henry, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 in the enclosed envelope today.

     - If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution as of the Record Date, only it will be able to vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the GREEN proxy card. Henry urges you to confirm your instructions in writing to the person responsible for your account and to provide a copy of such instructions to Henry, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, who is assisting in this solicitation, at the address and telephone numbers set forth below, and on the back cover of this proxy statement, so that we may be aware of all instructions and can attempt to ensure that such instructions are followed.

     If you have any questions regarding your proxy, or need assistance in voting your Shares, please call:

                         (MACKENZIE PARTNERS, INC. LOGO)
                               105 Madison Avenue
                               New York, NY 10016

                        CALL TOLL FREE: 1-800-322-2885 OR
                          CALL COLLECT: 1-212-929-5500

        PROPOSAL NO. 1 - ELECTION OF TWO CLASS II DIRECTORS BY HOLDERS OF
                                  COMMON STOCK

     The Wegener Board currently consists of seven members. Each Wegener director is elected for a three-year term and until his or her successor has been duly elected. The current three-year terms of Wegener's directors expire in the years 2006, 2007 and 2008, respectively.

     Two Class II directors are to be elected at the Wegener Annual Meeting. Unless otherwise instructed, the proxies solicited by Henry will be voted FOR the election of the Henry Nominees named below.

THE HENRY NOMINEES

     You are being asked to vote for the Henry Nominees - David W. Wright and Jeffrey J. Haas - as Class II directors at the Wegener Annual Meeting.

     The following information sets forth the name, business address, present principal occupation and employment and material occupations, positions, offices or employment positions for the past five years of each of the Henry Nominees. This information has been furnished to Henry by the Henry Nominees. The Henry Nominees are citizens of the United States of America.

     DAVID W. WRIGHT (Age 47) has served since 1997 as the President of the general partner of Henry and Matthew, two private investment partnerships that invest in securities of publicly traded, micro cap companies. Mr. Wright served on the Board of Directors of TAB Products Co., a document management company formerly listed on the American Stock Exchange, from September 2001 until the sale of the company in October 2002. While on the board at TAB Products, Mr. Wright served on the audit committee, the employee benefits committee and a special committee, which was formed to oversee the company's sale process, and he chaired the employee benefits committee. Mr. Wright also served on the Board of Directors of Del Global Technologies Corp. from June 2003 to March 2005. While on the board of Del Global Technologies, Inc., Mr. Wright served on the executive committee, the audit committee, the compensation committee and the corporate governance committee, and he chaired the compensation committee. The business address of Mr. Wright is c/o Henry Investment Trust, L.P., 255 South 17th Street, Suite 2608, Philadelphia, PA 19103. Mr. Wright is the President and Managing Member of Canine Partners, the general partner of Henry Investment Trust, which in turn is the general partner of each of Henry and Matthew. By virtue of his positions with Henry and Matthew, Mr. Wright has sole voting and dispositive power with respect to the Shares owned by such entities. As of the date hereof, Henry beneficially owned 720,000 Shares, constituting approximately 5.7% of the Shares outstanding, and Matthew beneficially owned 280,000 Shares, constituting approximately 2.2% of the Shares outstanding. For information regarding purchases and sales of securities of Wegener beneficially owned by Mr. Wright during the past two years, see Schedule I.

     JEFFREY J. HAAS (Age 44) has served since May 2000 as a Professor of Law at New York Law School and previously taught at that school as an Associate Professor of Law from July 1996 to April 2000. His legal courses taught include corporation law (including corporate governance), securities regulation, mergers and acquisitions, mutual fund regulation, corporate finance and contract law. Prior to joining New York Law School, Professor Haas was in private legal practice with two national law firms. Professor Haas is a member of the board of trustees of Arrivato Funds Trust, an open-end, management investment company registered under the Investment Company Act of 1940. Professor Haas is not a beneficial or record holder of Shares, except with respect to his membership in a group with Henry, Matthew, Henry Investment Trust and Mr. Wright, and he disclaims beneficial ownership of shares of Wegener held by the other members of the group.

     The Henry Nominees will not receive any compensation from Henry for their services as directors of Wegner. Other than as stated herein, there are no arrangements or understandings between Henry and any of the Henry Nominees or any other person or persons pursuant to which the nomination described herein is to be made, other than the consent by each of the Henry Nominees to be named in this proxy statement and to serve as a director of Wegener if elected as such at the Annual Meeting. None of the Henry Nominees has been convicted in any criminal proceedings (excluding traffic violations or similar misdemeanors) over the past ten years. None of the Henry Nominees is a party adverse to Wegener or any of its subsidiaries or has a material interest adverse to Wegener or any of its subsidiaries in any material pending legal proceedings.

     Henry does not expect that the Henry Nominees will be unable to stand for election, but, in the event that such persons are unable to serve or for good cause will not serve, the Shares represented by the enclosed GREEN proxy card will be voted for substitute nominees. In addition, Henry reserves the right to nominate substitute persons if Wegener makes or announces any changes to its By-laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying the Henry Nominees. In any such case, Shares represented by the enclosed GREEN proxy card will be voted for such substitute nominees. Notwithstanding Henry's ability to vote proxies for substitute nominees, the enclosed GREEN proxy card can only be voted for up to two of the two directors being elected at the Annual Meeting. Henry reserves the right to nominate additional persons if Wegener increases the size of the Wegener Board above its existing size. Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Henry that any attempt to increase the size of the current Wegener Board constitutes an unlawful manipulation of Wegener's corporate machinery.

REASONS FOR THE SOLICITATION

     We are asking you to support the Henry Nominees so as to:

     - Elect directors who will support actions that we believe would improve the financial results and corporate governance of Wegener;

     - Elect directors who will promote integrity and accountability at the board level and from management;

     - Elect directors who will support actions that the Henry Nominees believe would give stockholders the greatest opportunity to maximize the value of their shares; and

     - Elect independent directors who have no affiliation with the current Wegener Board and management.

     As further described below, Henry believes that the election of the Henry Nominees represents the best means for Wegener's stockholders to maximize the value of their Shares. Henry and the participants in this solicitation have a vested interest in the maximization of the value of the Shares. Additionally, the Henry Nominees collectively have extensive experience in serving on private and public company boards of directors, in recommending corporate governance best practices and in business management. If elected to the Wegener Board, the Henry Nominees will use their experience to oversee the Company under current management with the goal of achieving consistent profitability and improving corporate governance while exploring all available alternatives to maximize stockholder value. There can be no assurance that the election of the Henry Nominees will maximize or otherwise enhance stockholder value or improve operating results and corporate governance.

     WHY ARE WE DOING THIS?

     We believe Wegener's operating results are unacceptable. Wegener has lost money on an operating basis in five of the last six fiscal years, and has forecast continued operating losses for the first six months for the current fiscal year. We believe Wegener management is accountable to the Wegener Board for these losses. In turn, we believe the Wegener Board is accountable to Wegener's stockholders - us and each of you - for these results.

     Therefore, we believe that the time for change has arrived at Wegener. We believe the most significant way to effect change at Wegener is to change the membership of the Wegener Board.

     Although stockholders vote each year for directors, they normally are given only one choice in that voting - the nominees put forth by the Wegener Board itself. At the upcoming annual meeting, however, we are giving you a choice as to whom you can vote for. We believe it is critical that you have a choice because it is our opinion that the Wegener Board (and the company's direction) are unlikely to change without your support for the Henry Nominees.

     WHY IS NOW THE TIME FOR CHANGE AT WEGENER?

                        UNSATISFACTORY OPERATING RESULTS

     Henry has followed Wegener closely since its original investment in early 2003, during the time that Radyne Comstream Corporation, now known as Radyne Corporation ("Radyne"), made an offer to acquire all of the stock of Wegener. In response to Radyne's offer, the Wegener Board adopted, without stockholder approval, a stockholders' rights plan (or "poison pill"), declined to meet with Radyne and determined that Radyne's offer was "grossly inadequate and unfair to Wegener stockholders." (Wegener press release dated May 6, 2003.)

     In concluding that it was time for a change, Henry reviewed a number of statements made by Wegener in the past that contained projections or forecasts that, to date, have failed to materialize:

     Projections Made in May 2003 During the Radyne Offer Period

     - "The Board of Directors and management of Wegener are extremely optimistic about the Company's future. The new suite of products described above should have a significant near-term impact on revenues and earnings." (May 6, 2003 cover letter to Wegener Schedule 14D-9 filing at SEC.)

     - "Wegener and the holders of its common stock are on the cusp of realizing the benefits of the significant marketing and research and development investment Wegener has made during the past few years under its current business plan." (May 6, 2003 Wegener Schedule 14D-9 filing at SEC, page 9.)

     - "YOUR COMPANY IS ON TRACK - THE TIMING OF RADYNE'S OFFER IS NOT A COINCIDENCE."

          "Under the management and technical team in place, major research, development and marketing efforts have been underway for the past three years and have culminated in a new family of products - iPUMP(R), MediaPlan(R) and COMPEL(R) - that have created a tremendous buzz in the industry." "We are confident that the business plan that Wegener is executing will build stockholder value and give you, the owners of this Company, the upside potential you deserve." (May 13, 2003 letter to Wegener stockholders filed at SEC on Schedule 14D-9/A.)

     The Projections Made for Fiscal 2005

     - "Although no assurances may be given and order visibility is limited, we believe we will record sufficient new orders in fiscal 2005 to achieve increased revenues and fiscal year profitability compared to fiscal 2004." (Letter to

          Wegener stockholders from Robert A. Placek, undated, that accompanied the mailing of the fiscal 2004 Annual Report on Form 10K.)

     - "However, our review of the balance of fiscal 2005 indicates, while significant bookings are required for each quarter, we are still positioned to increase revenues over last year and return to profitability in this fiscal year." (Wegener press release dated January 18, 2005 announcing fiscal 2005 first quarter results.)

     - "This continued improvement in our results is exciting, and while significant bookings are required for the remainder of this fiscal year, we are still positioned to substantially increase revenues over last year and maintain profitability for the fiscal year." (Wegener press release dated March 30, 2005 announcing fiscal 2005 second quarter results.)

     Wegener's Disappointing Historical Results

     While Henry has no reason to believe that Wegener's management and the Wegener Board did not believe the above quoted statements, the increased profits and increased stockholder value have not materialized; specifically:

     - Wegener's revenues fell from $23.4 million in fiscal 2002 to $21.9 million in fiscal 2005.

     - Wegener's operating profit fell from $1.3 million in fiscal 2002 to an operating loss of $1.5 million in fiscal 2005. Wegener has reported an operating loss every fiscal year since 2002.

     - Wegener's stockholders' equity fell from $15.0 million at the end of 2002 to $7.9 million at the end of fiscal 2004.

     - Wegener's share price fell from $1.70 per share on May 23, 2003 to $1.39 per share on December 9, 2005, a decline of 18%. During this same period of time, the value of the NASDAQ Telecommunications Index, the industry peer index with which Wegener, according to Wegener's proxy statements, chooses to compare itself, increased over 41%.

     The Guidance Offered on June 29, 2005

     - "We expect to book orders in the fourth quarter that will start driving higher revenues in fiscal 2006. We do not believe, however, that these new markets will generate adequate revenue in the near term to result in a profitable fourth quarter or fiscal 2005 as previously anticipated." (Wegener press release dated June 29, 2005 announcing fiscal 2005 third quarter results.)

     After Wegener's June 29, 2005 announcement of a reversal in fiscal 2005 expectations from a profit to a loss, the price of Wegener shares fell from $2.18 per share the day before this announcement to $1.37 the day after this announcement, a two day decline of 37%.

     The Guidance Offered for the First Half of Fiscal 2006

     - "Due to the needed shippable bookings for the first half of fiscal 2006, it is likely that Wegener will have an operating loss for that period."

     As all of the above listed metrics confirm, the optimistic forecasts of Wegener in May 2003 and subsequent optimistic statements thereafter have yet to occur. Henry believes the current board and management have had more than ample time to deliver on these forecasts.

     Accordingly, with Wegener's recent statements that it anticipates operating losses in the near term, it is Henry's belief, as a large and long-standing owner, that the time has come for Wegener's owners, you and us, to have the choice of electing two new directors to the Wegener Board.

                 UNSATISFACTORY CORPORATE GOVERNANCE PROCEDURES

     We believe that proper corporate governance procedures and practices and the level of management accountability that the Wegener Board imposes are highly relevant to Wegener's financial performance. In view of sweeping legislation enacted by Congress including the Sarbanes-Oxley Act of 2002 and the rules of the major stock exchanges, which are promoting greater accountability to stockholders, we believe that the state of Wegener's corporate governance is inadequate. The Company has been slow to implement the most basic corporate governance practices:

     -    Management refuses to hold quarterly earnings conference calls.

     - The Wegener Board approved a stockholders' rights plan (poison pill) without stockholder approval.

     - Wegener has a staggered board of directors that we believe perpetuates management entrenchment.

     - Wegener's by-laws require the affirmative vote of at least 80% of the company's voting securities in order for the stockholders to call a special meeting; we view this as an unreasonably high hurdle that disenfranchises stockholders.

     - The roles of chairman of the board and chief executive officer are not separate.

     -    The Wegener Board has a high proportion of management directors.

     -    Current independent directors of Wegener own little or no stock.

     - There is no separate nominating committee to determine new director nominee candidates.

     - We do not believe that Wegener's executive compensation decisions are properly tied to verifiable gains and company performance.

     We believe that Wegener stockholders deserve a higher level of accountability, given Wegener's recent financial performance. We are therefore committed to seeking corporate governance reforms.

WE BELIEVE THAT ROBERT PLACEK, THE CEO OF WEGENER, HAS BEEN GRANTED AN EXCESSIVE
                                  STOCK OPTION.

     In Henry's September 29, 2005 letter to the Wegener Board, Henry expressed its disgust with a stock option granted to Wegener's Chairman and CEO, Mr. Placek, on July 22, 2005, and called for its rescission. In Wegener's October 19, 2005 letter, the Wegener Board explained that this grant was "unrelated to management's performance" but rather "rationally" related to "history".

     While not included in Wegener's October 19, 2005 letter, we believe the relevant facts are contained in SEC filings:

     - On January 27, 1995, Mr. Placek reported selling 135,000 shares of Wegener stock at prices of $2.97 to $3.38 per share. (SEC Form 4 filing, February 15, 1995.)

     - On February 7, 1995, Mr. Placek reported selling 15,000 shares of Wegener at $3.25 per share. (SEC Form 4 filing, March 28, 1995.)

     Based on these two filings, Mr. Placek's sales of 150,000 shares of Wegener stock would have generated approximately $450,000 of proceeds to him.

     - On February 2, 1995, Mr. Placek loaned Wegener $404,844 through an unsecured five year promissory note bearing interest at 7.43% per annum, payable at maturity. (Wegener Form 10-Q for quarter ended June 2, 1995, footnote 5.)

     - On February 9, 1995, Mr. Placek loaned Wegener $48,750 through an unsecured five year promissory note bearing interest at 7.43% per annum, payable at maturity. (Wegener Form 10-Q for quarter ended June 2, 1995, footnote 5.)

     So, after selling 150,000 shares of Wegener stock, Mr. Placek loaned the company a total of $453,594 for five years at an interest rate of 7.43%.

     - On February 10, 1995, Wegener granted Mr. Placek a 10-year option to purchase 153,000 shares of Wegener stock at a price of $3.00 per share. The option became fully exercisable on January 16, 1996, and its expiration date was February 11, 2005. (Wegener Proxy Statement for 1996 Annual Meeting held on June 16, 1996.)

     As Wegener admits in its October 19, 2005 letter, this option was granted to Mr. Placek to allow him to reacquire the shares he had just sold in order to raise funds to loan to Wegener.

     - Sometime on or before September 1, 1995, Wegener repaid both Promissory Notes owed to Mr. Placek. By their terms, the interest on the notes was also due. (Wegener Form 10-K for year ended September 1, 1995, note 5.)

     So, as of September 1, 1995, based on Wegener's own SEC filings, Wegener had repaid to Mr. Placek the $453,594 he had loaned the company seven months earlier, plus interest, and had granted Mr. Placek a 10 year option to allow him to reacquire at $3 per share the 150,000 shares he had sold earlier in the year (plus 3,000 additional shares). Wegener then repriced the stock option:

     - On May 2, 1997, less than two and one-half years after its issuance, Wegener repriced Mr. Placek's 153,000 share option from an exercise price of $3.00 per share to an exercise price of $1.4375 per share. This option repricing occurred without stockholder approval. The expiration date of this option, which was previously reported as February 11, 2005, is now reported as February 2, 2005. (Wegener Proxy Statement for 1998 Annual Meeting, held on January 27, 1998.)

     In May 1997, therefore, based on information contained in Wegener's SEC filings, Mr. Placek held a fully-vested option to re-acquire the shares he sold in early 1995, exercisable at a price of only $1.4375 per share, or less than one-half of the price at which Wegener originally granted him the option, and this newly re-priced option still had over seven and one-half years of life before its scheduled expiration.

     From May 1997 until Mr. Placek's option expired in February 2005, Wegener's shares traded from time to time at prices in excess of the $1.4375 per share price at which Mr. Placek's option was exercisable. For example, Wegener shares traded at prices in excess of $8.00 per share in each of January 2000, February 2000 and March 2000 (source: Bloomberg). For whatever reason, Mr. Placek chose to never exercise this option, it expired by its terms and the Wegener Board took no action at the time of expiration in February 2005 to grant Mr. Placek a new replacement option.

     It is Henry's opinion that any "historical" obligation Wegener had to Mr. Placek has been met. Specifically, the money Mr. Placek loaned to the company had been repaid, with interest, well before the original five-year term of the loan. Wegener granted Mr. Placek an option to reacquire the shares at roughly the same price at which he had sold them. Then, with over seven and one half years remaining in the term of that option, Wegener reduced its exercise price by more than one half, giving Mr. Placek, in Henry's opinion, a very generous opportunity to re-establish his previously sold position at a clear profit, even allowing for any taxes Mr. Placek might have paid on the original sale.

     As previously discussed, Wegener's stock price fell sharply after the June 29, 2005 announcement of fiscal 2005 third quarter results and the disclosure that fiscal 2005 would be an unprofitable year, rather than a profitable one.

     On July 26, 2005, Wegener filed a Form 4 with the SEC disclosing that on July 22, 2005, Wegener had granted Mr. Placek a new option for 153,000 shares of Wegener stock, fully vested and immediately exercisable for a period of 10 years at a price at $1.29 per share.

     In a letter to the Compensation Committee of the Wegener Board, dated July 28, 2005, Henry inquired about this option grant, its size and the fact that it was granted only 23 days after Wegener shares had lost over 40% of their market value. As indicated in Henry's September 29, 2005 letter to the Wegener Board, Wegener's response to this letter was not satisfactory to Henry.

     Wegener states in its October 19, 2005 letter that Mr. Placek did not exercise the original option because he "believed that he would need to sell stock in order to pay the exercise price and that the downward pressure his sale (or sales) would put on the Company's stock price would be detrimental to the company's stockholders."

     Despite what Henry believes is circular and confusing reasoning in Wegener's attempt to explain why Mr. Placek chose not to exercise his original option and thus justify Wegener granting Mr. Placek a new 10 year option, it is Henry's view that the simple fact is that Wegener more than fairly compensated Mr. Placek for his loan in 1995 and Mr. Placek, for whatever reason, never exercised his option. Henry remains disgusted at the regranting of this option at the even lower price of $1.29 per share, challenges Wegener to explain why it waited over five months to "re-grant" this option, doing so only after Wegener's share price had declined substantially, and repeats, once again, its demand that the option be rescinded.

     Henry has been advised by its nominees, Mr. Wright and Professor Haas, that based solely on the information contained in the above-cited Wegener SEC filings, both Mr. Wright and Professor Haas would have voted "no" on Mr. Placek's July 22, 2005 option grant had they been directors of Wegener at that time.

     We believe that executive compensation should be linked to value delivered to stockholders and that a public company's compensation programs should be designed to provide a correlation to the company's financial success. We see no correlation between the financial performance of Wegener as described above and Mr. Placek's generous stock option award.

WE BELIEVE THAT THE ELECTION OF THE HENRY NOMINEES REPRESENTS AN OPPORTUNITY FOR
               STOCKHOLDERS TO MAXIMIZE THE VALUE OF THEIR SHARES.

     Henry has nominated two independent nominees who, if elected, will replace two incumbent directors on the Wegener Board. We believe that these independent directors, who have no affiliation with the current Wegener Board and management, will increase the quality of oversight by the Wegener Board, lessen the possibility of conflicts of interest and allow the Wegener Board to most effectively exercise its fiduciary duties to the stockholders.

     The Henry Nominees are David W. Wright and Professor Jeffrey J. Haas. Mr. Wright is an experienced value investor with a significant investment stake in Wegener. Entities managed by Mr. Wright have been stockholders of Wegener since early 2003. Mr. Wright is familiar with the Wegener's history, management and operations through his analysis of the Wegener's public filings and communications with management. Professor Haas has substantial board leadership experience and a strong knowledge of corporate governance trends and policy. If elected, the Henry Nominees presently intend to oversee the Company under its current management, including Robert Placek as Chief Executive Officer. If elected, the Henry Nominees intend to review Wegener's current business plan to determine whether it is likely to result in the maximization of stockholder value and make recommendations to management accordingly.

     There can be no assurance that the foregoing actions will be implemented if the Henry Nominees are elected or that the election of our Nominees will maximize or otherwise enhance stockholder value.

                     PLANS OF THE HENRY NOMINEES IF ELECTED

     Henry is seeking just two seats on the board of directors. And while two seats will not control the Board, we are confident that the remaining board members will take seriously the views expressed by new directors elected by the shareholders.

     What we intend to do is:

     - Introduce two non-telecommunications industry professionals into the board room who will bring substantial public board experience, corporate governance expertise and new perspectives that we believe will enhance the composition of the Wegener Board.

     - Work with existing management to make Wegener a profitable company and a more attractive investment.

     -    Propose the implementation of good corporate governance practices.

     -    Advocate linking compensation directly to performance.

     - Look to remove the current stockholders' rights plan, which, in our opinion, must be eliminated immediately before a decision is made by management that could adversely affect all stockholders.

     - Reduce any and all unnecessary costs and expenses, including proposing to rescind Mr. Placek's stock option grant.

     While the Henry Nominees would like to propose more specific plans presently, please recognize that it is difficult for outsiders, such as the Henry Nominees, to propose specific operational plans without access to the same information that the existing Wegener directors have in their possession. Therefore, if elected, the Henry Nominees expect that Wegener will make available to them all information currently in the possession of the other Wegener directors so that the Henry Nominees will be in a position to make specific recommendations to enhance stockholder value.

                    WHAT THE HENRY NOMINEES CAN AND CANNOT DO

     You may have some questions about Henry and its nominees and what might or might not happen if you vote for us and we are elected to the Wegener Board. We believe answers to the following questions may be useful to you in arriving at a decision whether to vote for our nominees.

     DO THE HENRY NOMINEES SUPPORT A SALE OF WEGENER?

     Answer: Henry supports maximizing stockholder value. It has nominated candidates to serve on the Wegener Board because, in Henry's view, Wegener's management has failed to deliver on their forecasts of profitability and the Wegener Board has failed to take steps to explore maximizing stockholder value, for example by refusing to even meet or negotiate with Radyne in 2003.

     Henry's view is that whatever the program has been at Wegener, it has not worked to produce profits for several years now. If, in fact, Wegener is no longer able to compete successfully and earn a profit as a stand-alone entity, a sale or merger of the company would, in Henry's view, be a logical alternative to explore as a possible way of maximizing stockholder value.

     Henry has been advised by its nominees, Mr. Wright and Professor Haas, that they generally agree with Henry's views as set forth above, but that until they are elected directors of Wegener, they will not have enough information to reach any specific conclusions on this subject. Moreover, if elected, Mr. Wright and Professor Haas will, as they must, exercise their judgment in accordance with their fiduciary duties to Wegener and its stockholders.

     IS IT YOUR PLAN TO ORCHESTRATE A SALE OF WEGENER IMMEDIATELY UPON YOUR ELECTION, AS ALLEGED BY WEGENER'S MANAGEMENT?

     Answer: No. Henry believes that anyone who tells you this is simply trying to scare you into not voting for the Henry Nominees. If elected, the Henry Nominees will constitute two out of seven directors. Only a majority of the Wegener Board can enter into an agreement to sell Wegener. Even then, no sale can occur unless the stockholders approve or otherwise tender their shares. Since Henry's nominees would not constitute a majority of the Wegener Board and since Henry owns less than 10% of Wegener's stock, it is simply not possible for the Henry Nominees to sell Wegener.

     DOES HENRY ADVOCATE THE REMOVAL OF WEGENER'S POISON PILL BECAUSE IT WILL MAKE IT EASIER FOR RAIDERS TO SUCCESSFULLY COMPLETE A HOSTILE TAKEOVER OF THE COMPANY?

     Answer: No. Henry believes that anyone who tells you this is simply trying to scare you into not voting for Henry's nominees. As explained in the non-binding stockholder proposal that is included in both Henry's and Wegener's proxy statements, Henry believes that poison pills tend to entrench incumbent directors and allow them to substitute your judgment as owners with their own judgment as to what is best for your investment in that company.

     Henry believes that since it was able to purchase Wegener's stock on its own without any help for the Wegener Board, it ought to be able to decide if, and when, it want to sell its Wegener stock, if presented with a suitable proposal in Henry's view. Henry does not believe that the Wegener Board adds any value to this decision and therefore shouldn't have the right to tell Henry or any other stockholder what to do with respect to an offer to acquire Wegener stock.

     Finally, Henry believes that the Wegener Board should focus on why Wegener's management has lost money in five of the last six years and not worry about who you, as a stockholder, might decide to sell your shares to. Henry advocates the removal of Wegener's poison pill because Henry believes that it serves as a detriment to maximizing stockholder value.

     DO THE HENRY NOMINEES INTEND TO REPLACE WEGENER'S MANAGEMENT, INCLUDING WEGENER'S CEO, ROBERT PLACEK?

     Answer: No. Only a majority vote of the board of directors can terminate Mr. Placek or other members of Wegener's senior management. Since Henry's nominees, if elected, would constitute two out of seven directors, it will not be possible for Mr. Wright or Professor Haas to fire anyone. Henry believes that anyone who tells you otherwise is simply trying to scare you into not voting for Henry's nominees.

     IF BOTH OF HENRY'S NOMINEES ARE ELECTED IN PLACE OF WEGENER'S TWO NOMINEES, THEN MR. PLACEK WILL NO LONGER BE A DIRECTOR OF WEGENER. DOES THAT MEAN THAT MR. PLACEK WILL NO LONGER BE PRESIDENT AND CEO OF WEGENER?

     Answer: No. Mr. Placek's service as a director of Wegener is separate from his responsibilities as President and CEO. Henry is not aware of any contractual arrangement between Wegener and Mr. Placek that requires Mr. Placek to be a member of the Wegener Board in order for him to fulfill his obligations as President and CEO of Wegener.

     DOES HENRY INTEND TO ATTEMPT A TAKEOVER OF WEGENER AND IS IT NOMINATING DIRECTORS IN ORDER TO FACILITATE THAT PROCESS?

     Answer: No. Henry's business is investing in shares of publicly-traded companies, not owning entire businesses. Like any other investor, Henry hopes to earn a profit from each investment. Sometimes, Henry makes an investment that, for whatever reason, doesn't work out. Like any other investor, Henry believes it then has three choices: do nothing and hope the situation improves, sell the investment and move on or exercise its prerogative as an owner of that company to try and help improve the situation.

     In the case of its investment in Wegener, Henry relied on management's forecasts of a return to profitability. After waiting over two and one-half years for these forecasts to come true, Henry's patience has worn thin. Henry believes that Wegener shares have a value greater than current market prices but no longer has confidence that the current management and board will be successful in capturing that value for all of Wegener's stockholders. Because Henry is concerned that the current board may continue to fail to enhance stockholder value, we have nominated two directors in order to introduce a new point of view into Wegener's boardroom.

     IS HENRY NOMINATING DIRECTORS IN ORDER TO EXTRACT "GREENMAIL" FROM WEGENER?

     Answer: No. Greenmail is a practice whereby a company buys out a specific stockholder at a premium to the market price in order to make that stockholder go away. Henry will not accept greenmail from Wegener.

     WEGENER CLAIMS THAT HENRY'S PROXY CONTEST IS COSTLY, DISRUPTIVE AND DISTRACTING - WHAT IS HENRY'S RESPONSE?

     Answer: Henry requested one board seat from Wegener for Mr. Wright. The request was denied. Had Wegener simply elected Mr. Wright, the representative of a large, long-standing Wegener stockholder and an experienced corporate director, to its board, there would be no proxy contest today. Given Henry's view that the time for some change has come at Wegener and given Wegener's refusal to accept Mr. Wright as a new director, Henry was left with no choice but to nominate candidates for the Wegener Board.

                HENRY'S CONCLUDING STATEMENT REGARDING PROPOSAL 1

     We wish to provide the stockholders, the true owners of Wegener, with the opportunity to elect directors that are unaffiliated with the existing Wegener Board and management. Your vote to elect the Henry Nominees will have the effect of replacing two incumbent directors of Wegener with the Henry Nominees. The Henry Nominees, if elected to the Wegener Board, will work to allow stockholders to have an opportunity to vote on any value enhancing plan or proposal to the extent required by applicable law.

     Neither we (nor to our knowledge, any other person on our behalf) has made or undertaken any analysis or reports as to whether stockholder value will be maximized as a result of this solicitation or has obtained reports from consultants or other outside parties as to whether the proposals presented herein would have an effect on stockholder value. There can be no assurance that stockholder value will be maximized as a result of this solicitation or the election of the Henry Nominees.

          YOU ARE URGED TO VOTE FOR THE ELECTION OF THE HENRY NOMINEES AS WEGENER CLASS II DIRECTORS ON THE ENCLOSED GREEN PROXY CARD.

       PROPOSAL 2: RATIFICATION OF WEGENER'S REGISTERED INDEPENDENT PUBLIC
                                 ACCOUNTING FIRM

     Henry does not oppose Wegener's proposal to ratify BDO Seidman, LLP as Wegener's registered independent public accounting firm for fiscal 2006. You are urged to read the description of this proposal contained in Wegener's proxy statement for the Annual Meeting.

       PROPOSAL NO. 3 - HENRY STOCKHOLDER PROPOSAL TO REQUEST THE WEGENER
               BOARD TO REPEAL WEGENER'S STOCKHOLDERS' RIGHTS PLAN

     Henry intends to submit the following proposal at the Wegener Annual
Meeting:

     "RESOLVED: The stockholders of Wegener Corporation (the "Company") request that the Board of Directors take such actions as necessary to promptly redeem, terminate or otherwise rescind the rights previously issued pursuant to the Company's Stockholders' Rights Agreement" (the "Plan"), adopted by the Board of Directors without prior stockholder approval on May 1, 2003, and to refrain from adopting in the future any similar Plan without the prior approval by a majority vote of the stockholders."

     Supporting Statement

     A stockholder rights plan, commonly known as a "poison pill plan," is an anti-takeover device that is designed to prevent a change in control of a company without the prior approval of its board. Such plans are intended to force potential acquirers to negotiate an acquisition with the board, instead of presenting an offer directly to the stockholders.

     By forcing potential acquirers to negotiate exclusively with the board, however, we believe that poison pill plans generally tend to promote the entrenchment of management and the board by allowing them to substitute stockholders' judgment with their own with respect to an offer for the stockholders' shares.

     For example, the Company announced the adoption of the Plan in a press release dated May 6, 2003, in which it stated that its Board had rejected as "grossly inadequate" a $1.55 per share cash offer from Radyne. The same release also stated that after the Board determined to reject the Radyne offer on May 1, 2003, "Wegener's board of directors adopted a stockholder rights agreement as a step to help preserve for Wegener stockholders the long-term value of the Company."

     Although an often cited reason for adoption of stockholder rights plans is to force potential acquirers to negotiate directly with the board, the Company had decided by May 9, 2003 that "there is no need to hold a meeting with Radyne to discuss a grossly inadequate cash offer price."

     As of August 17, 2005, we note that the price of Wegener shares is approximately 20% lower than the "grossly inadequate" cash offer from Radyne over two years ago. Because the Company never met with Radyne to attempt to negotiate a better offer after it adopted the Plan, we find it difficult to see how the Plan has in any way benefited stockholders or preserved the long-term value of the Company.

     We believe that this type of anti-takeover defense can adversely impact stockholder value because it takes away from the stockholders the choice of whether or not to sell on the presumption that the board knows best. In our opinion, the Plan should be eliminated.

     While the Company's Board has an obligation to ensure that all stockholders benefit from any future proposal to acquire the Company, it is our belief that adequate protections to achieve that end already exist in the Company's charter and By-Laws and under Delaware corporate law.

       ACCORDINGLY, WE URGE A VOTE FOR THIS RESOLUTION TO REPEAL THE PLAN.

                           VOTING AND PROXY PROCEDURES

     Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Each Share is entitled to one vote. Stockholders who sell Shares before the Record Date, or acquire them without voting rights after the Record Date, may not vote such Shares. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such Shares after the Record Date. Based on publicly available information, Henry believes that the only outstanding class of securities of Wegener entitled to vote at the Annual Meeting is the Shares.

     Shares represented by properly executed GREEN proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted: FOR the election of the Henry Nominees to the Wegener Board; FOR the proposal to ratify the appointment of BDO Seidman, LLP as Wegener's registered independent public accounting firm for fiscal 2006; FOR the adoption of Henry's stockholder proposal to request the Wegner Board to repeal Wegener stockholders' rights plan; and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

     We are asking you to elect the Henry Nominees in opposition to two incumbent nominees whose terms expire at the Annual Meeting. The enclosed GREEN proxy card may only be voted for the Henry Nominees. Accordingly, you will not have the opportunity to vote for any of Wegener's nominees. You can only vote for Wegener's nominees by signing and returning a proxy card provided by Wegener. Stockholders should refer to the Management Proxy Statement for the names, backgrounds, qualifications and other information concerning Wegener's nominees. The participants in this solicitation intend to vote all of their Shares in favor of the Henry Nominees and will not vote their Shares in favor of any of Wegener's nominees. The Wegener Board has the discretionary authority to create and fill vacant directorships.

     Henry reserves the right to nominate substitute persons if Wegener makes or announces any changes to its By-laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying the Henry Nominees. In any such case, Shares represented by the enclosed GREEN proxy card will be voted for such substitute nominees. Notwithstanding Henry's ability to vote proxies for substitute nominees, the enclosed GREEN proxy card can only be voted for up to two of the two directors being elected at the Annual Meeting. Henry reserves the right to nominate additional persons if Wegener increases the size of the Wegener Board above its existing size. Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Henry that any attempt to increase the size of the current Wegener Board constitutes an unlawful manipulation of Wegener's corporate machinery.

                                     QUORUM

     In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxies. A quorum consists of the holders of a majority of the Shares issued and outstanding on the Record Date. All Shares that are voted "FOR", "AGAINST" or "ABSTAIN" (or "WITHHOLD" in the case of election of directors) on any matter will count for purposes of establishing a quorum and will be treated as Shares entitled to vote at the Annual Meeting.

                           VOTES REQUIRED FOR APPROVAL

     Election of Directors. Under Delaware law, a plurality of the total votes cast by holders of the Shares is required for the election of directors and the two nominees who receive the most votes will be elected, assuming a quorum is present. A vote to "WITHHOLD" for any nominee for director will be counted for purposes of determining the Shares present, but will have no other effect on the outcome of the vote on the election of directors. A stockholder may cast such votes for the Henry Nominees either by so marking the ballot at the meeting or by specific voting instructions sent with a signed proxy to either Henry in care of MacKenzie Partners, Inc. at the address set forth on the back cover of this proxy statement or to Wegener at 11350 Technology Circle, Duluth, Georgia 30097, or any other address provided by Wegener.

     Other Proposals. Other than the election of directors, the vote required for all other business matters that may be presented to stockholders for a vote is the affirmative vote of the holders of a majority of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

                                   ABSTENTIONS

     Abstentions will count as Shares present for the purpose of determining whether a quorum is present. Abstentions will have no effect on the election of directors at the Annual Meeting, but abstentions will be deemed a vote against Henry's stockholder proposal.

                                BROKER NON-VOTES

     If your shares are held in your name, you must return your proxy (or attend the Annual Meeting in person) in order to vote on the proposals. If your shares are held in street name and you do not vote your proxy, your brokerage firm may either:

     -    vote your shares on routine matters; or

     -    leave your shares unvoted.

     Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, brokers may vote such shares on behalf of their clients with respect to "routine" matters, but not with respect to non-routine matters. If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a "broker non-vote."

     Henry believes that a broker will not have discretionary authority to vote shares for the election of directors. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast. Broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Accordingly, Henry believes that broker non-votes will have no affect upon the outcome of voting on directors, but broker non-votes will be deemed a vote against Henry's stockholder proposal.

     We encourage you to provide instructions to your brokerage firm to vote your shares FOR the Henry Nominees and FOR Henry's stockholder proposal.

                              REVOCATION OF PROXIES

     Stockholders of Wegener may revoke their proxies at any time prior to voting at the Annual Meeting by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy, or by delivering a written notice of revocation. The delivery of a subsequently dated proxy that is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to Henry in care of MacKenzie Partners, Inc. at the address set forth on the back cover of this proxy statement or to Wegener at 11350 Technology Circle, Duluth, Georgia 30097, or any other address provided by Wegener.

     Although a revocation is effective if delivered to Wegener, Henry requests that either the original or photostatic copies of all revocations be mailed to Henry in care of MacKenzie Partners, Inc. at the address set forth on the back cover of this proxy statement so that Henry will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares. Additionally, MacKenzie Partners, Inc. may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Henry Nominees.

    IF YOU WISH TO VOTE FOR THE ELECTION OF THE HENRY NOMINEES TO THE WEGENER
      BOARD AS CLASS II DIRECTORS AND FOR THE HENRY STOCKHOLDER PROPOSAL TO REQUEST THE WEGENER BOARD TO REPEAL WEGENER'S STOCKHOLDERS' RIGHTS PLAN,
                    PLEASE SIGN, DATE AND RETURN PROMPTLY THE
        ENCLOSED GREEN PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                             SOLICITATION OF PROXIES

     The solicitation of proxies pursuant to this proxy statement is being made by Henry. Proxies may be solicited by mail, facsimile, telephone, telegraph, in person and by advertisements. Henry will not solicit proxies via the Internet.

     Henry has entered into an agreement with MacKenzie Partners, Inc. for solicitation and advisory services in connection with this solicitation, for which MacKenzie Partners, Inc. will receive a fee not to exceed $50,000, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. MacKenzie Partners, Inc. will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Henry has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. Henry will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that MacKenzie Partners, Inc. will employ approximately 25 persons to solicit Wegener's stockholders for the Annual Meeting.

     The entire expense of soliciting proxies by Henry is being borne by Henry and Matthew (and their affiliates) pursuant to the terms of the Joint Filing and Solicitation Agreement (as defined below). If the Henry Nominees are elected to the Wegener Board, Henry and Matthew (and their affiliates) intend to seek reimbursement of the costs of this solicitation from Wegener for so long as any of the Henry Nominees serve on the Wegener Board. Henry believes this reimbursement would be reasonable because the Company currently pays the full cost for soliciting proxies for the re-election of Wegener's nominees. Unless otherwise required by law, Henry does not currently intend to submit the question of reimbursement of the costs of this solicitation to a stockholder vote. Costs of this solicitation of proxies are currently estimated to be approximately $125,000. Henry and Matthew (and their affiliates) estimate that through the date hereof, their expenses in connection with this solicitation are approximately $___________.

                             PARTICIPANT INFORMATION

     Each member of the Group is a participant in this solicitation. David Wright is the President and Managing Member of Canine Partners, a Pennsylvania limited liability company, which is the general partner of Henry Investment Trust, a Pennsylvania limited partnership, which in turn is the general partner of each of Henry, a Delaware limited partnership, and Matthew, a Delaware limited partnership. Henry and Matthew are private investment partnerships engaged in the purchase and sale of securities. Henry Investment Trust is the general partner of each of Henry and Matthew, and Canine Partners is the general partner of Henry Investment Trust. The principal occupation of Mr. Wright is managing, through Henry Investment Trust, the investments of Henry and Matthew. The principal business address of Mr. Wright, Canine Partners, Henry Investment Trust, Henry and Matthew is 255 South 17th Street, Suite 2608, Philadelphia, PA 19103. As of the date hereof, Henry beneficially owned 720,000 Shares, constituting approximately 5.7% of the Shares outstanding, and Matthew beneficially owned 280,000 Shares, constituting approximately 2.2% of the Shares outstanding. Mr. Wright, as President of Canine, as the sole general partner of Henry Investment Trust, as the sole general partner of each of Henry and Matthew, has the authority to vote and dispose of such Shares. For information regarding purchases and sales of securities of Wegener during the past two years by Henry and Matthew, see
Schedule I.

     On October 20, 2005, the parties to the Joint Filing Agreement, together with David W. Wright and Jeffrey J. Haas (collectively, the "Group") entered into a Joint Filing and Solicitation Agreement in which, among other things, (i) the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the common stock of Wegener, (ii) the parties agreed to solicit proxies or written consents for the election of the Henry Nominees, or any other person(s) nominated by Henry, to the Wegener Board at the Annual Meeting (the "Solicitation"), and (iii) Henry and Matthew agreed to bear all expenses incurred in connection with the Group's activities, including approved expenses incurred by any of the parties in connection with the Solicitation, in amounts to be mutually agreed upon by Henry and Matthew.

               CERTAIN TRANSACTIONS BETWEEN THE GROUP AND WEGENER

     Except as set forth in this proxy statement, including the Schedules hereto, neither Henry nor any of the other participants in this solicitation, or any of their respective associates: (i) directly or indirectly beneficially owns any Shares or any securities of Wegener; (ii) has had any relationship with Wegener in any capacity other than as a stockholder, or is or has been a party to any transactions, or series of similar transactions, or was indebted to Wegener during the past year with respect to any Shares or securities of Wegener; or (iii) knows of any transactions during the past year, currently proposed transactions, or series of similar transactions, to which Wegener or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of them or their respective affiliates had, or will have, a direct or indirect material interest. In addition, other than as set forth herein, there are no contracts, arrangements or understandings entered into by Henry or any other participant in this solicitation or any of their respective associates within the past year with any person with respect to any of Wegener 's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

     Except as set forth in this proxy statement, including the schedules hereto, neither Henry nor any of the other participants in this solicitation, or any of their respective associates, has entered into any agreement or understanding with any person with respect to (i) any future employment by Wegener or its affiliates or (ii) any future transactions to which Wegener or any of its affiliates will or may be a party. However, Henry has reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that it might consider in the event that the Henry Nominees are elected to the Wegener Board.

                    OTHER MATTERS AND ADDITIONAL INFORMATION

     Henry is unaware of any other matters to be considered at the Annual Meeting other than the ratification of the appointment of the Company's independent public accountants. However, should other matters, which Henry is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GREEN proxy card will vote on such matters in their discretion.

     Henry has omitted from this proxy statement certain disclosure required by applicable law that is already included in the Management Proxy Statement. This disclosure includes, among other things, biographical information on Wegener's directors and executive officers, information concerning executive compensation, an analysis of cumulative total returns on an investment in Wegener Shares during the past five years, information on audit services and fees of BPO Sideman LLP and procedures for submitting proposals for inclusion in Wegener's proxy statement at the next annual meeting. Stockholders should refer to the Management Proxy Statement in order to review this disclosure.

     See Schedule II for information regarding persons who beneficially own more than 5% of the Shares and the ownership of the Shares by the management of Wegener.

     The information concerning Wegener contained in this proxy statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

       USE THE GREEN PROXY CARD TO VOTE FOR THE HENRY NOMINEES AND FOR THE
                           HENRY STOCKHOLDER PROPOSAL

     HENRY WOULD LIKE TO ASK YOU A QUESTION:

          As a stockholder in Wegener, are you better off now than you were two and one-half years ago as a result of your investment in Wegener?

     If the answer is "No", then we hope you will vote for our nominees. If you are not sure, please consider the fact that at least at this year's Annual Meeting you will have a choice to support change at Wegener as a result of Henry's efforts to nominate two candidates.

     As a significant owner in Wegener, Henry is investing both time and money in an effort to change what it believes is an entrenched culture at Wegener that has been unable to deliver good results. While Wegener's management is once again talking optimistically about the future, their forecasts have not always been reliable. While Henry hopes they will be right this time, we don't believe it is possible to know for sure.

     If you vote for Henry's nominees and Wegener's forecasts turn out to be correct, then everyone will be a winner. However, if Wegener's forecasts are not realized, at least stockholders will have two new directors in place who are dedicated to maximizing stockholder value to help the other directors deliberate on what to do next.

     Additionally, if Henry's nominees are not elected and Wegener's forecasts do not materialize, Henry believes it is doubtful that any other stockholder will be willing to underwrite a proxy contest at Wegener in the future. In other words, Henry believes strongly that if Wegener stockholders don't support change at the upcoming Annual Meeting then it is unlikely that they will have another chance at change in the boardroom.

     Despite what Wegener may say, Henry's objectives are clear and in the interest of all stockholders:

     - Stockholders should hold the board of directors accountable for Wegener's persistent operating losses and the board should hold management accountable for those poor results.

     - The time has come for change in the Wegener boardroom and in Wegener's operating results.

     - Wegener should adopt "best practices" in corporate governance immediately.

     - Maximization of stockholder value should be the primary focus of the Wegener board at all times.

     Henry has nominated two individuals that are committed to these objectives. If you agree with these objectives, please vote for our nominees and send a message that you DEMAND CHANGE NOW. Henry believes that nothing will change at Wegener unless stockholders like you vote to support change. That is why Henry is giving you a choice at this year's Annual Meeting.

     Remember that every vote counts. No matter how large or small your holding is, if you agree with Henry's objectives, please sign and return the GREEN proxy card today.

December __, 2005                       HENRY PARTNERS, L.P.

SCHEDULE I

                 TRANSACTIONS IN THE SECURITIES OF WEGENER CORP.
                            DURING THE PAST TWO YEARS

                              Henry Partners, L.P.

     Name of           Date of         No. of Shares    Purchase (Sale) Price
Purchaser/Seller   Purchase (Sale)   Purchased (Sold)         Per Share
----------------   ---------------   ----------------   ---------------------
      Henry           12/17/2003            5,000                2.03
      Henry           12/18/2003            5,000                1.99
      Henry            8/20/2004            2,500                1.27
      Henry            9/27/2004            4,800                1.20
      Henry          (11/16/2004)         (35,000)              (1.67)
      Henry           12/28/2004            8,400                2.36
      Henry           12/29/2004            2,800                2.42
      Henry           12/30/2004           21,500                2.55
      Henry            6/29/2005           20,000                1.53
      Henry            7/01/2005           36,000                1.21
      Henry            8/01/2005           12,500                1.22
      Henry            8/16/2005          184,000                1.23
      Henry            8/24/2005           15,000                1.31
      Henry            8/25/2005           15,000                1.33
      Henry            9/20/2005           16,000                1.36
      Henry            9/21/2005           21,600                1.39
      Henry           10/12/2005           10,900                1.51
      Henry           10/14/2005            7,000                1.58
      Henry           11/15/2005            5,000                1.51
      Henry           11/17/2005           17,000                1.50
      Henry           12/07/2005           10,000                1.23
      Henry           12/12/2005           10,000                1.45

                             Matthew Partners, L.P.

     Name of           Date of         No. of Shares    Purchase (Sale) Price
Purchaser/Seller   Purchase (Sale)   Purchased (Sold)         Per Share
----------------   ---------------   ----------------   ---------------------
     Matthew          (7/09/2004)        (20,700)               (1.81)
     Matthew           7/13/2004          14,500                 1.46
     Matthew           7/14/2004           6,200                 1.46
     Matthew           8/06/2004           3,500                 1.36
     Matthew           8/09/2004           1,100                 1.33
     Matthew         (11/16/2004)        (15,000)                1.67
     Matthew          12/28/2004           3,600                 2.36
     Matthew          12/29/2004           1,200                 2.42
     Matthew          12/30/2004           8,600                 2.55
     Matthew           6/29/2005          10,000                 1.53
     Matthew           7/01/2005          12,000                 1.21
     Matthew           8/03/2005          10,100                 1.22
     Matthew           8/10/2005           7,000                 1.23
     Matthew           8/16/2005          66,000                 1.23
     Matthew           8/24/2005           5,000                 1.31
     Matthew           8/25/2005           5,000                 1.33
     Matthew           9/20/2005           5,500                 1.36
     Matthew           9/21/2005           3,400                 1.39
     Matthew          10/20/2005           7,000                 1.48
     Matthew          11/15/2005           1,900                 1.51
     Matthew          11/17/2005           4,700                 1.50
     Matthew          11/21/2005           8,400                 1.44
     Matthew          11/22/2005           1,200                 1.45
     Matthew          12/07/2005          10,000                 1.23
     Matthew          12/09/2005           5,000                 1.35
     Matthew          12/12/2005           7,800                 1.45

                                   SCHEDULE II

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     THE FOLLOWING TABLE IS REPRINTED FROM WEGENER'S PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 2005.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information as of December 5, 2005 with respect to ownership of the outstanding common stock of the Company by: (i) all persons known to the Company to own beneficially more than five percent (5%) of the outstanding common stock of the Company, including their addresses; (ii) each director, director nominee and executive officer of the Company; and (iii) all directors and executive officers of the Company as a group:

                                          DIRECTOR     AMOUNT AND NATURE OF     PERCENT OF
NAME                                        SINCE    BENEFICIAL OWNERSHIP (1)      CLASS
----                                      --------   ------------------------   ----------
Robert A. Placek                            1987           2,003,487(2)            15.6%
C. Troy Woodbury, Jr.                       1989             243,834(3)             1.9%
Joe K. Parks                                1992              34,900(4)                *
Thomas G. Elliot                            1998              36,800(5)                *
Wendell H. Bailey                           2003              16,000(5)                *
Ned L. Mountain                             2003              95,436(6)                *
Phylis A. Eagle-Oldson                      2004              13,000(5)                *
David E. Chymiak                             N/A           1,115,845(7)             8.9%
Henry Partners, L.P., et al. (8)             N/A             919,000(8)             7.3%
Footprints Asset Management & Research       N/A             902,073(9)             7.2%
All executive officers and directors as
   a group (7 persons)                                     2,443,457(10)           18.5%

----------
*    Less than 1%

(1) Includes stock options currently exercisable or exercisable within 60 days of the record date.

(2) Includes 29,267 shares held in a 401(k) plan and stock options to purchase 287,150 shares. Mr. Placek's business address is 11350 Technology Circle, Duluth, Georgia 30097.

(3) Includes 22,759 shares held in a 401(k) plan and 184,575 shares subject to stock options.

(4)  Includes stock options to purchase 29,900 shares.

(5)  Represents stock options to purchase common stock.

(6) Includes 6,389 shares held in a 401(k) plan and 70,000 shares subject to stock options.

(7) The information regarding Mr. Chymiak is based solely on a Schedule 13G/A dated October 13,

     2003 filed by Mr. Chymiak with the Securities and Exchange Commission on October 14, 2003. Mr. Chymiak's address is 1605 E. Iola, Broken Arrow, Oklahoma 74102.

(8) All information is based solely upon a Schedule 13D/A dated October 20, 2005 filed with the Securities and Exchange Commission on October 24, 2005 by a group of reporting persons comprised of Henry Partners, L.P., Matthew Partners, L.P., Henry Investment Trust, L.P. ("HIT"), David W. Wright and Jeffrey H. Haas. According to the Schedule 13D/A, Henry Partners, L.P. possesses sole voting and dispositve powers with respect to 678,000 shares, or 5.4% of the outstanding common stock and Matthew Partners, L.P. possesses sole voting and dispositive powers with respect to 241,000 shares, or 1.9% of the outstanding common stock. David W. Wright is the President of Canine Partners, LLC, which is the sole general partner of HIT. HIT is the sole general partner of each of Henry Partners, L.P. and Matthew Partners, L.P. The business address of Henry Partners, L.P. is 255 South 17th Street, Suite 2501, Philadelphia, Pennsylvania 19103.

(9) All information is based solely upon a Schedule 13G/A dated December 31, 2004 filed by Footprints Asset Management and Research ("FAMR") filed with the Securities and Exchange Commission on September 16, 2005. According to the Schedule 13G/A, FAMR possesses sole voting and dispositive powers with respect to 902,073 shares, or 7.2% of the outstanding common stock. The address of FAMR's principal business office is 11422 Miracle Hills Drive, Suite 208, Omaha, Nebraska 68154.

(10) Includes 58,415 shares held in a 401(k) plan and 637,425 shares subject to stock options.

     No director owns (beneficially, directly or indirectly) any securities of any class of any parent or subsidiary of the Company.

                                    IMPORTANT

     YOU ARE AN OWNER OF WEGENER. Tell your Board what you think! Your vote is important. No matter how many Shares you own, please give Henry your proxy FOR the election of the Henry Nominees by taking three steps:

     -    SIGNING the enclosed GREEN proxy card;

     -    DATING the enclosed GREEN proxy card; and

     - MAILING the enclosed GREEN proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

     If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GREEN proxy card representing your Shares. Henry urges you to confirm in writing your instructions to Henry in care of MacKenzie Partners, Inc. at the address provided below so that Henry will be aware of all instructions given and can attempt to ensure that such instructions are followed.

     If you have any questions or require any additional information concerning this proxy statement, please contact MacKenzie Partners, Inc. at the address set forth below.

                         (MACKENZIE PARTNERS, INC. LOGO)
                               105 Madison Avenue
                               New York, NY 10016

                        CALL TOLL FREE: 1-800-322-2885 OR
                          CALL COLLECT: 1-212-929-5500

                                                                PRELIMINARY COPY

                               WEGENER CORPORATION

                       2006 ANNUAL MEETING OF STOCKHOLDERS

            THIS PROXY IS SOLICITED ON BEHALF OF HENRY PARTNERS, L.P.

                  THE BOARD OF DIRECTORS OF WEGENER CORPORATION
                          IS NOT SOLICITING THIS PROXY

                                      PROXY

     The undersigned appoints David W. Wright, Jeffrey J. Haas and Richard Keck, and each of them acting singly, attorneys and agents with full power of substitution to vote all shares of common stock of Wegener Corporation (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company scheduled to be held at 11350 Technology Circle, Duluth, Georgia 30097 on Tuesday, January 31, 2006, at 7 P.M. (local time), and including at any adjournments or postponements thereof and at any meeting called in lieu thereof.

     The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in their discretion with respect to any other matters as may properly come before the Annual Meeting.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE HENRY NOMINEES, OR ANY SUBSTITUTIONS THERETO, FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS WEGENER'S REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM AND FOR THE APPROVAL OF HENRY STOCKHOLDER'S PROPOSAL.

     This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

               PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X]  Please mark vote as in this example

1.   ELECTION OF DIRECTORS:

     A total of two Directors will be elected at the Annual Meeting of Stockholders of the Company. This Proxy can only be voted for two Directors being elected at the Annual Meeting. Accordingly, this Proxy does not confer voting power with respect to the remaining directorship.

                                                                  FOR   WITHHELD

1. Election of Class II Directors:                                [ ]      [ ]

   David W. Wright
   Jeffrey J. Haas

   For, except vote withheld from
   the following nominee(s):

   ------------------------------

2. RATIFICATION OF APPOINTMENT OF BDO SEIDMAN, LLP AS WEGENER'S REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM:

     FOR [ ]   AGAINST [ ]   WITHHELD [ ]

2. APPROVAL OF THE STOCKHOLDER PROPOSAL TO REQUEST THE BOARD TO REPEAL WEGENER'S STOCKHOLDERS' RIGHTS PLAN.

     FOR [ ]   AGAINST [ ]   WITHHELD [ ]

DATED:
       --------------------------


---------------------------------
(Signature)


---------------------------------
(Signature, if held jointly)

---------------------------------
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.
IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!